                        ZYCON CORPORATION AND SUBSIDIARY
                        STATEMENT REGARDING COMPUTATION
                            OF NET INCOME PER SHARE
                                  (unaudited)
                     (In thousands, except per share data)
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

                                  Three Months Ended       Six Months Ended
                                       June 30                  June 30
                                  ------------------     ----------------------
                                    1996      1995        1996           1995
                                  --------  --------     -------       --------
Net Income                        $  1,638              $  5,499
                                  ========              ========

Pro forma net income                        $  1,569                    $  2,264
                                            ========                    ========
Weighted average shares
 outstanding during the period      11,007     8,000      11,004           8,000

Common shares issued and stock
 options granted in accordance
 with Staff Accounting Bulletin
 No. 83                                           97                          97
Common stock equivalents                83                    86
Shares deemed outstanding to
 fund final shareholder
 distribution                                    553                         553
                                    ------     -----      ------           -----
Total shares outstanding for
 purposes of calculating primary
 and fully diluted earnings
 per share                          11,090     8,650      11,090           8,650
                                    ======     =====      ======           =====
Net income per common and
   common stock equivalent share   $  0.15               $  0.50
                                   =======               =======
Pro forma primary earnings per
 common and common stock
 equivalent share                            $  0.18                     $  0.26
                                             =======                     =======
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